EX-FILING FEES

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (includes attached preferred share purchase rights)	Other(3)	15,500,000	n/a	$8,489,187.72	0.0000927	$786.95
Fees to Be Paid	Equity	Warrants to purchase Common Stock, par value $.01 per share	Other(3)	2,107,629	n/a	$8,489,187.72	0.0000927	$0(4)
Fees to Be Paid	Equity	Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share	Other(3)	35,000,000	n/a	$8,489,187.72	0.0000927	$0(4)
Fees Previously Paid
Carry Forward Securities

Carry Forward Securities
Total Offering Amounts	$8,489,187.72
Total Fees Previously Paid	$786.95
Total Fee Offsets	-
Net Fee Due	$0.00

(1)       This Registration Statement registers the maximum number of shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“New Preferred Stock”), warrants to purchase Common Stock (“Warrants”) that may be (i) issued in connection with the exchange offers (the “Exchange Offers”) by the Registrant for its shares of (a) 9.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and (b) 9.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), (ii) redeemed pursuant to the Proposed Amendments (as defined in this Registration Statement) and/or (iii) issued in connection with the Series B Common Fund and the related Plaintiff Series B Award Motions (each as defined in this Registration Statement). The Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the “Preferred Stock.” Includes preferred share purchase rights which attach to the Common Stock.

(2)       Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)       Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee for this offering, based on (i) the high and low prices of the Series B Preferred Stock as reported on the OTC Pink (the “OTC”) on July 12, 2022 ($10.01 per share), multiplied by the estimated maximum number of shares of Series B Preferred Stock (665,592) that may be exchanged for the Common Stock, New Preferred Stock and Warrants being registered and/or cash, and (ii) ) the high and low prices of the Series C Preferred Stock as reported on the OTC on July 12, 2022 ($1.30 per share), multiplied by the estimated maximum number of shares of Series C Preferred Stock (1,405,086) that may be exchanged for the Common Stock, New Preferred Stock and Warrants being registered and/or cash.

(4)       Registration fee calculated and included in registration fee for Common Stock.

2